Exhibit 99.1
FOR IMMEDIATE RELEASE
August 7, 2018
THE WALT DISNEY COMPANY REPORTS
THIRD QUARTER AND NINE MONTHS EARNINGS FOR FISCAL 2018
BURBANK, Calif. – The Walt Disney Company today reported quarterly earnings for its third fiscal quarter ended June 30, 2018. Diluted earnings per share (EPS) for the quarter increased 29% to $1.95 from $1.51 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter increased 18% to $1.87 from $1.58 in the prior-year quarter. EPS for the nine months ended June 30, 2018 increased to $6.81 from $4.55 in the prior-year period. Excluding certain items affecting comparability(1), EPS for the nine months increased 21% to $5.60 from $4.63 in the prior-year period.

“We’re pleased with our results in the quarter, including a double-digit increase in earnings per share, and excited about the opportunities ahead for continued growth,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company.  “Having earned the overwhelming support of shareholders, we are more enthusiastic about the 21st Century Fox acquisition than ever, and confident in our ability to fully leverage these assets along with our own incredible brands, franchises and businesses to drive significant value across the entire company.”
The following table summarizes the third quarter and nine-month results for fiscal 2018 and 2017 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	June 30, 2018	July 1, 2017	Change	June 30, 2018	July 1, 2017	Change
Revenues	$15,228	$14,238	7%	$45,127	$42,358	7%
Segment operating income (1)	$4,193	$4,011	5%	$12,416	$11,963	4%
Net income (2)	$2,916	$2,366	23%	$10,276	$7,233	42%
Diluted EPS (2)	$1.95	$1.51	29%	$6.81	$4.55	50%
EPS excluding certain items affecting comparability (1)	$1.87	$1.58	18%	$5.60	$4.63	21%
Cash provided by operations	$3,679	$4,100	(10)%	$10,442	$8,773	19%
Free cash flow (1)	$2,459	$3,295	(25)%	$7,178	$6,045	19%

(1)
EPS excluding certain items affecting comparability, segment operating income and free cash flow are non-GAAP financial measures. See the discussion on pages 7 through 9. The most significant item affecting comparability for the current quarter and nine-month period was a net benefit from new U.S. federal income tax legislation (Tax Act). See page 5 for further discussion.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the third quarter and nine-month segment operating results for fiscal 2018 and 2017 (in millions):

	Quarter Ended			Nine Months Ended
	June 30, 2018	July 1, 2017	Change	June 30, 2018	July 1, 2017	Change
Revenues:
Media Networks	$6,156	$5,866	5%	$18,537	$18,045	3%
Parks and Resorts	5,193	4,894	6%	15,226	13,748	11%
Studio Entertainment	2,878	2,393	20%	7,836	6,947	13%
Consumer Products & Interactive Media	1,001	1,085	(8)%	3,528	3,618	(2)%
	$15,228	$14,238	7%	$45,127	$42,358	7%
Segment operating income:
Media Networks	$1,822	$1,842	(1)%	$5,097	$5,427	(6)%
Parks and Resorts	1,339	1,168	15%	3,640	3,028	20%
Studio Entertainment	708	639	11%	2,384	2,137	12%
Consumer Products & Interactive Media	324	362	(10)%	1,295	1,371	(6)%
	$4,193	$4,011	5%	$12,416	$11,963	4%

Media Networks
Media Networks revenues for the quarter increased 5% to $6.2 billion and segment operating income was comparable to the prior-year quarter at $1.8 billion.
The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	June 30, 2018	July 1, 2017	Change	June 30, 2018	July 1, 2017	Change
Revenues:
Cable Networks	$4,188	$4,086	2%	$12,933	$12,576	3%
Broadcasting	1,968	1,780	11%	5,604	5,469	2%
	$6,156	$5,866	5%	$18,537	$18,045	3%
Segment operating income:
Cable Networks	$1,383	$1,462	(5)%	$3,967	$4,117	(4)%
Broadcasting	361	253	43%	989	976	1%
Equity in the income of investees	78	127	(39)%	141	334	(58)%
	$1,822	$1,842	(1)%	$5,097	$5,427	(6)%
Cable Networks
Cable Networks revenues for the quarter increased 2% to $4.2 billion and operating income decreased 5% to $1.4 billion. Lower operating income was due to a loss at BAMTech and a decrease at Freeform, partially offset by an increase at ESPN.

In the current quarter, BAMTech’s operating loss is reported in Cable Networks as a result of our acquisition of a controlling interest in the fourth quarter of fiscal 2017. In the prior-year quarter, the Company’s share of BAMTech results was reported in equity in the income of investees. The loss at BAMTech reflects higher content and marketing costs and ongoing investments in their technology platform including costs associated with ESPN+, which was launched in April 2018.
The decline at Freeform was primarily due to lower advertising revenue and higher marketing costs, partially offset by lower programming costs. The decrease in advertising revenue was due to lower impressions from a decline in average viewership.
The increase at ESPN was due to affiliate revenue growth and the comparison to severance and contract termination costs incurred in the prior-year quarter, partially offset by higher programming costs and a decrease in advertising revenue. Affiliate revenue growth reflected contractual rate increases, partially offset by a decline in subscribers. The programming cost increase was primarily due to a contractual rate increase for NBA programming. Lower advertising revenue was due to a decrease in impressions from lower average viewership, partially offset by higher rates. Advertising revenue was adversely impacted by one less NBA final game.
Broadcasting
Broadcasting revenues for the quarter increased 11% to $2.0 billion and operating income increased 43% to $361 million. The increase in operating income was due to higher program sales, affiliate revenue growth and increased network advertising revenue, partially offset by higher programming costs.
The increase in program sales was driven by higher sales of Designated Survivor, How to Get Away with Murder and Grey’s Anatomy, partially offset by lower sales of Quantico. Additionally, the current quarter included the sale of Luke Cage compared to the sale of The Defenders in the prior-year quarter. Affiliate revenue growth was due to contractual rate increases. The increase in network advertising revenue was due to higher rates, partially offset by lower average viewership. The programming costs increase was driven by higher cost primetime programming, including the impact of American Idol and Roseanne in the current quarter.
Equity in the Income of Investees
Equity in the income of investees decreased from $127 million in the prior-year quarter to $78 million in the current quarter due to higher losses from Hulu and lower income from A+E Television Networks (A+E). These decreases were partially offset by the absence of a loss from BAMTech, which is now consolidated and reported in Cable Networks. The decrease at Hulu was driven by higher programming and labor costs, partially offset by growth in subscription and advertising revenue. The decrease at A+E was due to lower advertising revenue and higher programming costs, partially offset by higher program sales.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 6% to $5.2 billion and segment operating income increased 15% to $1.3 billion. Operating income growth for the quarter was due to increases across key operations. Results include an unfavorable impact due to the timing of the Easter holiday relative to our fiscal periods. One week of the Easter holiday fell in the third quarter of the current year whereas both holiday weeks fell in the third quarter of the prior year.
Higher operating income at our domestic parks and resorts was due to increased guest spending, partially offset by increased costs. Guest spending growth was due to increases in average ticket prices, food, beverage and merchandise spending and average daily hotel room rates. The increase in costs was due to labor and other cost inflation, partially offset by lower marketing costs. At our cruise line, growth was driven by higher passenger cruise days, which was primarily due to the Disney Fantasy dry-dock in the prior-year quarter.
The increased operating income at our international parks and resorts was due to growth at Shanghai Disney Resort and Hong Kong Disneyland Resort. Higher operating income at Shanghai Disney Resort was due to lower costs and attendance growth, partially offset by decreased guest spending. The decrease in guest spending was driven by lower average ticket prices, partially offset by higher food and beverage spending. At Hong Kong Disneyland Resort, the increase in operating income was primarily due to higher occupied room nights, average ticket prices and attendance.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 20% to $2.9 billion and segment operating income increased 11% to $708 million. Operating income growth was due to increases in domestic theatrical and worldwide TV/SVOD distribution results, partially offset by film cost impairments related to animated films that will not be released and lower domestic home entertainment results.
The increase in domestic theatrical distribution results was due to the success of Avengers: Infinity War and Incredibles 2 in the current quarter compared to Guardians of the Galaxy Vol. 2 and Cars 3 in the prior-year quarter, partially offset by higher pre-release marketing costs. Additionally, the current quarter included the continuing performance of Black Panther and the release of Solo: A Star Wars Story, whereas the prior-year quarter included the continuing performance of Beauty and the Beast and the release of Pirates of the Caribbean: Dead Men Tell No Tales.
Higher TV/SVOD distribution results were due to the timing of title availabilities at our domestic pay and free television businesses, international growth and higher domestic pay television rates.
Lower domestic home entertainment results were due to a decrease in unit sales driven by the timing of the release of Star Wars titles. The DVD/Blu-ray release of Star Wars: The Last Jedi was in the second quarter of the current year whereas the DVD/Blu-ray release of Rogue One: A Star Wars Story occurred in the prior-year third quarter. Other significant titles included Black Panther in the current quarter, while the prior-year quarter included Beauty and the Beast and Moana.

Consumer Products & Interactive Media
Consumer Products & Interactive Media revenues decreased 8% to $1.0 billion and segment operating income decreased 10% to $324 million. The decrease in operating income was due to lower income from licensing activities and decreased comparable retail store sales, partially offset by lower costs at our games business.
The decrease in income from licensing activities was driven by lower revenue from products based on Spider-Man and Cars, partially offset by an increase from products based on Avengers.

OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $97 million to $196 million in the current quarter primarily due to costs incurred in connection with our agreement to acquire Twenty-First Century Fox, Inc., higher compensation costs and the timing of allocations to operating segments.

Other income/(expense), net
Other expense in the prior-year quarter consisted of a charge, net of committed insurance recoveries, incurred in connection with the settlement of litigation.
Interest expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	June 30, 2018	July 1, 2017	Change
Interest expense	$(175)	$(134)	(31)%
Interest and investment income	32	17	88%
Interest expense, net	$(143)	$(117)	(22)%
The increase in interest expense was due to higher average interest rates and an increase in average debt balances.
The increase in interest and investment income was driven by net investment income in the current quarter compared to net investment losses in the prior-year quarter.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	June 30, 2018	July 1, 2017	Change
Effective income tax rate	20.6%	31.6%	11.0	ppt
The decrease in the effective income tax rate for the quarter was due to a net favorable impact of the Tax Act, which reflects the following:

•
A reduction in the Company’s fiscal 2018 U.S. statutory federal income tax rate to 24.5% from 35.0% in the prior year. Net of state tax and other related effects, the reduction in the statutory rate had an impact of approximately 8.6 percentage points on the effective income tax rate.

•
A net benefit of approximately $110 million from updating our prior quarter estimates of the remeasurement of our net federal deferred tax liability to the new statutory rates (Deferred Remeasurement) and a one-time tax on certain accumulated foreign earnings (Deemed Repatriation Tax). This update reflected the impact from finalizing our fiscal 2017 income tax return. This benefit had an impact of approximately 2.9 percentage points on the effective income tax rate.

Noncontrolling Interests

	Quarter Ended
(in millions)	June 30, 2018	July 1, 2017	Change
Net income attributable to noncontrolling interests	$143	$108	(32)%
The increase in net income attributable to noncontrolling interests was due to higher results at ESPN and Shanghai Disney Resort. Results at ESPN included the benefit of lower tax expense, largely due to the Tax Act.

Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Nine Months Ended
	June 30, 2018	July 1, 2017	Change
Cash provided by operations	$10,442	$8,773	$1,669
Investments in parks, resorts and other property	(3,264)	(2,728)	(536)
Free cash flow (1)	$7,178	$6,045	$1,133

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 7 through 9.

Cash provided by operations increased by $1.7 billion from $8.8 billion in the prior-year nine months to $10.4 billion in the current nine months. The increase was driven by a decrease in income tax payments due to the Tax Act, lower pension plan contributions and higher operating results at our Parks and Resorts segment, partially offset by higher film and television production spending.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Nine Months Ended
	June 30, 2018	July 1, 2017
Media Networks
Cable Networks	$161	$70
Broadcasting	54	44
Total Media Networks	215	114
Parks and Resorts
Domestic	2,368	1,682
International	466	721
Total Parks and Resorts	2,834	2,403
Studio Entertainment	72	64
Consumer Products & Interactive Media	14	17
Corporate	129	130
Total investments in parks, resorts and other property	$3,264	$2,728
Capital expenditures increased by $536 million to $3.3 billion due to higher spending on new attractions at our domestic parks and resorts and on technology at BAMTech, partially offset by lower spending at Hong Kong Disneyland Resort and Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Nine Months Ended
	June 30, 2018	July 1, 2017
Media Networks
Cable Networks	$126	$105
Broadcasting	71	67
Total Media Networks	197	172
Parks and Resorts
Domestic	1,053	983
International	546	500
Total Parks and Resorts	1,599	1,483
Studio Entertainment	41	36
Consumer Products & Interactive Media	41	46
Corporate	164	189
Total depreciation expense	$2,042	$1,926

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items affecting comparability for the quarter.

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense (1)	After-Tax Income/Loss (2)	EPS (3)	Change vs. prior year period
Quarter Ended June 30, 2018:
As reported	$3,854	$(795)	$3,059	$1.95	29%
Exclude:
Net benefit from the Tax Act (4)	—	(110)	(110)	(0.07)
Excluding certain items affecting comparability	$3,854	$(905)	$2,949	$1.87	18%

Quarter Ended July 1, 2017:
As reported	$3,618	$(1,144)	$2,474	$1.51
Exclude:
Other income/(expense), net (5)	177	(65)	112	0.07
Excluding certain items affecting comparability	$3,795	$(1,209)	$2,586	$1.58

Nine Months Ended June 30, 2018:
As reported	$11,527	$(880)	$10,647	$6.81	50%
Exclude:
Net benefit from the Tax Act (4)	—	(1,801)	(1,801)	(1.17)
Other income/(expense), net (5)	(94)	23	(71)	(0.05)
Restructuring and impairment charges (6)	28	(6)	22	0.01
Excluding certain items affecting comparability	$11,461	$(2,664)	$8,797	$5.60	21%

Nine Months Ended July 1, 2017:
As reported	$11,094	$(3,593)	$7,501	$4.55
Exclude:
Other income/(expense), net (5)	177	(65)	112	0.07
Excluding certain items affecting comparability	$11,271	$(3,658)	$7,613	$4.63

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)
Amounts reflect the Deferred Remeasurement, partially offset by the Deemed Repatriation Tax. In the current nine-month period, the Company recognized a net benefit of approximately $1.8 billion due to an approximate $2.1 billion benefit from the Deferred Remeasurement, partially offset by an approximate $0.3 billion impact from the Deemed Repatriation Tax. The current quarter reflects a net benefit of approximately $0.1 billion from updating our prior quarter estimates. See page 5 for further discussion.

(5)
Other expense for the prior-year quarter and nine-month period consisted of a charge, net of committed insurance recoveries, incurred in connection with the settlement of litigation. Other income for the current nine-month period includes a gain from the sale of property rights and insurance proceeds related to a legal mater.

(6)	For the nine-month period, the Company recorded $28 million of restructuring and impairment charges primarily for severance costs.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of income before income taxes to segment operating income is as follows (in millions):

	Quarter Ended		% Change	Nine Months Ended		% Change
(in millions)	June 30, 2018	July 1, 2017	Better/ (Worse)	June 30, 2018	July 1, 2017	Better/ (Worse)
Income before income taxes	$3,854	$3,618	7%	$11,527	$11,094	4%
Add/(subtract):
Corporate and unallocated shared expenses	196	99	(98)%	540	392	(38)%
Restructuring and impairment charges	—	—	nm	28	—	nm
Other income/(expense), net	—	177	—%	(94)	177	nm
Interest expense, net	143	117	(22)%	415	300	(38)%
Segment Operating Income	$4,193	$4,011	5%	$12,416	$11,963	4%

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, August 7, 2018, at 4:30 PM EDT/1:30 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	demand for our products and services;

•	expenses of providing medical and pension benefits;

•	income tax expense;

•	performance of some or all company businesses either directly or through their impact on those who distribute our products; and

•	the pending transaction with 21CF.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017 under Item 1A, “Risk Factors,” in the Company’s Report on Form 10-Q for the quarter ended December 30, 2017 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Revenues:
Services	$13,142	$12,097	$38,646	$35,990
Products	2,086	2,141	6,481	6,368
Total revenues	15,228	14,238	45,127	42,358
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(7,124)	(6,469)	(20,762)	(19,328)
Cost of products (exclusive of depreciation and amortization)	(1,224)	(1,248)	(3,856)	(3,764)
Selling, general, administrative and other	(2,212)	(2,022)	(6,538)	(5,948)
Depreciation and amortization	(744)	(711)	(2,217)	(2,074)
Total costs and expenses	(11,304)	(10,450)	(33,373)	(31,114)
Restructuring and impairment charges	—	—	(28)	—
Other income/(expense), net	—	(177)	94	(177)
Interest expense, net	(143)	(117)	(415)	(300)
Equity in the income of investees	73	124	122	327
Income before income taxes	3,854	3,618	11,527	11,094
Income taxes	(795)	(1,144)	(880)	(3,593)
Net income	3,059	2,474	10,647	7,501
Less: Net income attributable to noncontrolling interests	(143)	(108)	(371)	(268)
Net income attributable to The Walt Disney Company (Disney)	$2,916	$2,366	$10,276	$7,233

Earnings per share attributable to Disney:
Diluted	$1.95	$1.51	$6.81	$4.55

Basic	$1.96	$1.51	$6.84	$4.58

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,498	1,572	1,510	1,588

Basic	1,491	1,562	1,502	1,578

Dividends declared per share	$0.84	$0.78	$1.68	$1.56

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	June 30, 2018	September 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$4,326	$4,017
Receivables	10,071	8,633
Inventories	1,322	1,373
Television costs and advances	1,241	1,278
Other current assets	769	588
Total current assets	17,729	15,889
Film and television costs	7,684	7,481
Investments	3,155	3,202
Parks, resorts and other property
Attractions, buildings and equipment	55,284	54,043
Accumulated depreciation	(30,611)	(29,037)
	24,673	25,006
Projects in progress	3,446	2,145
Land	1,254	1,255
	29,373	28,406
Intangible assets, net	6,892	6,995
Goodwill	31,306	31,426
Other assets	2,653	2,390
Total assets	$98,792	$95,789

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$9,763	$8,855
Current portion of borrowings	5,992	6,172
Deferred revenue and other	4,459	4,568
Total current liabilities	20,214	19,595
Borrowings	17,681	19,119
Deferred income taxes	3,222	4,480
Other long-term liabilities	6,467	6,443
Commitments and contingencies
Redeemable noncontrolling interests	1,137	1,148
Equity
Preferred stock, $0.01 par value, Authorized – 100 million shares, Issued – none	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 2.9 billion shares	36,574	36,248
Retained earnings	80,364	72,606
Accumulated other comprehensive loss	(3,262)	(3,528)
	113,676	105,326
Treasury stock, at cost, 1.4 billion shares	(67,588)	(64,011)
Total Disney Shareholders’ equity	46,088	41,315
Noncontrolling interests	3,983	3,689
Total equity	50,071	45,004
Total liabilities and equity	$98,792	$95,789

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Nine Months Ended
	June 30, 2018	July 1, 2017
OPERATING ACTIVITIES
Net income	$10,647	$7,501
Depreciation and amortization	2,217	2,074
Deferred income taxes	(1,411)	294
Equity in the income of investees	(122)	(327)
Cash distributions received from equity investees	587	584
Net change in film and television costs and advances	(601)	(745)
Equity-based compensation	307	278
Other	297	373
Changes in operating assets and liabilities:
Receivables	(1,178)	(786)
Inventories	53	93
Other assets	(472)	72
Accounts payable and other accrued liabilities	(316)	(781)
Income taxes	434	143
Cash provided by operations	10,442	8,773

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,264)	(2,728)
Acquisitions	(1,581)	(557)
Other	(298)	(5)
Cash used in investing activities	(5,143)	(3,290)

FINANCING ACTIVITIES
Commercial paper borrowings/(payments), net	453	(112)
Borrowings	1,056	4,053
Reduction of borrowings	(1,356)	(1,736)
Dividends	(1,266)	(1,237)
Repurchases of common stock	(3,577)	(5,944)
Proceeds from exercise of stock options	129	256
Other	(420)	(1,072)
Cash used in financing activities	(4,981)	(5,792)

Impact of exchange rates on cash, cash equivalents and restricted cash	(51)	(23)

Change in cash, cash equivalents and restricted cash	267	(332)
Cash, cash equivalents and restricted cash, beginning of period	4,064	4,760
Cash, cash equivalents and restricted cash, end of period	$4,331	$4,428

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601